Exhibit 10.16

Written Description of Management Services Arrangement with Business Ventures Corp.

In 2010, in connection with the organization and initial financing of The Joint Corp., The Joint Corp. entered into an informal arrangement with Business Ventures Corp., a Delaware corporation, 100% of the stock of which is owned by Joint Corp. shareholder and director Steven P. Colmar, whereby Business Ventures Corp. will provide management consulting services on an “as needed” basis in exchange for payment of $6,000 per month.

Services under this arrangement are performed for Business Ventures Corp. by Steven Colmar, Craig Colmar and Richard Rees.

This arrangement may be terminated by either party without notice and without penalty.